Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synalloy Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-188937) and Form S-3 (No. 333-230447) of our report dated March 9, 2021, with respect to the consolidated balance sheet of Synalloy Corporation as of December 31, 2020, the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the year then ended, and the related notes and financial statement Schedule II, which report appears in the December 31, 2021, annual report on Form 10-K of Synalloy Corporation.
/s/ KPMG LLP
Richmond, Virginia
March 29, 2022